Household Finance Corporation
Household Automotive Trust V (2000-2)

Original Principal Class A
Class A-1	143,000,000
Class A-2	157,000,000
Class A-3	172,000,000
Class A-4	183,211,000
Number of Class A Bonds (000's)
Class A-1	143,000
Class A-2	157,000
Class A-3	172,000
Class A-4	183,211

Distribution Date		2001 Totals
Days

CLASS A
Class A-1 Principal Distribution		48,735,532.39
Class A-1 Interest Distribution		620,866.95

Class A-2 Principal Distribution		133,003,904.91
Class A-2 Interest Distribution		8,206,826.12

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		12,624,800.04

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		13,612,577.28